Exhibit (a)(1)

AMERICAN DENTAL PARTNERS, INC.

OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS UNDER
THE AMERICAN DENTAL PARTNERS, INC. AMENDED AND RESTATED 1996 STOCK OPTION PLAN, THE AMERICAN DENTAL PARTNERS, INC. 1996 TIME ACCELERATED RESTRICTED STOCK OPTION PLAN, AND THE AMERICAN DENTAL PARTNERS, INC. AMENDED AND RESTATED 1996 DIRECTORS STOCK OPTION PLAN
TO PURCHASE SHARES OF COMMON STOCK HAVING AN EXERCISE PRICE OF $13.00 OR MORE HELD BY ELIGIBLE PERSONS

DECEMBER 2, 2002

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 31, 2002,
UNLESS THE OFFER IS EXTENDED.

American Dental Partners, Inc. is offering to exchange all outstanding options to purchase its shares of common stock, $.01 par value (the “Shares”), granted under the American Dental Partners, Inc. Amended and Restated 1996 Stock Option Plan (the “Employee Plan”), the American Dental Partners, Inc. 1996 Time Accelerated Restricted Stock Option Plan (the “TARSOP”), or the American Dental Partners, Inc. Amended and Restated 1996 Directors Stock Option Plan (the “Directors Plan”) that have an exercise price of $13.00 per Share or more and are held by option holders who are “Eligible Persons,” as defined below, for new options we will grant under the Employee Plan, TARSOP or Director Plan, as applicable. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the “Offer”). The number of Shares subject to new options to be granted to each option holder will be equal to nine-tenths (0.9) of the number of Shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

For purposes of the Offer, an “Eligible Person” is any person who, as of the date of this Offer to Exchange, is a full-time employee of American Dental Partners, Inc., a Delaware corporation (“ADPI”), or one of its subsidiaries or is a member of the board of directors of ADPI.

This Offer is not conditioned upon a minimum number of options being tendered. This Offer is subject to conditions which we describe in Section 6 of this Offer to Exchange.

If you tender options for exchange as described in the Offer, we will grant you new options under the Employee Plan, TARSOP, or Director Plan, as applicable, and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of the Shares on the Nasdaq National Market prior to the date of grant. The new options will vest over a two-year period beginning on the grant date of the new options. Therefore, even if the options you tender are vested, the new options you receive will not be vested and will be subject to a new two-year vesting period.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS

FOR EXCHANGE. THERE IS THE POSSIBILITY THAT THE PRICE OF THE SHARES AS OF THE GRANT DATE OF THE NEW OPTIONS COULD BE GREATER THAN THE EXERCISE PRICE OF THE OPTIONS THAT ARE ELIGIBLE FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

The Shares are quoted on the Nasdaq National Market under the symbol “ADPI.” The last reported sale price of the Shares on the Nasdaq National Market prior to the commencement of the Offer was $9.00 per Share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

We believe that all persons eligible to participate in this Offer should receive the same information about the Offer at the same time. Accordingly, we have scheduled a teleconference for 1:00 p.m., eastern standard time, on Thursday, December 12, 2002, to give you an opportunity to ask questions about the Offer. We encourage you to participate in the teleconference. The toll-free call-in number is (877) 960-3778, and the pass code is 613743. You may also direct questions about this Offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to Breht T. Feigh, Vice President and Chief Financial Officer, American Dental Partners, Inc., 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880 (telephone: (781) 224-0880).

IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at American Dental Partners, Inc., 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880, Attn: Breht T. Feigh, Vice President and Chief Financial Officer.

We are not making this Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

2

i

Exhibit (a)(1)

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange and the Letter of Transmittal. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this Summary.

1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange stock options having an exercise price of $13.00 per Share or more which are outstanding under our Employee Plan, TARSOP, or Director Plan and that are held by Eligible Persons for new options under the Employee Plan, TARSOP, or Director Plan, as applicable. (Page 6)

2.	WHO QUALIFIES AS AN ELIGIBLE PERSON?

An “Eligible Person” refers to any person who, as of the date of the Offer to Exchange, is a full-time employee of ADPI or any of its subsidiaries or is a member of the board of directors of ADPI. (Page 6)

3.	WHY ARE WE MAKING THE OFFER?

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Shares. We believe these options are unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our Shares on the grant date, we intend to provide our employees and non-employee directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and non-employee directors, and thereby maximize shareholder value. (Page 7)

4.	WHAT ARE THE CONDITIONS TO THE OFFER?

Although the Offer is not conditioned upon a minimum number of options being tendered, the Offer is subject to a number of other conditions, including the conditions described in Section 6. (Page 11)

5.	ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

To receive a grant of new options pursuant to the Offer and under the terms of the Employee Plan, you must be an employee of ADPI or one of its subsidiaries from the date you tender options through the date we grant the new options. To receive a grant of new options pursuant to the Offer and under the terms of the TARSOP, you must be an employee of ADPI or one of its subsidiaries from the date you tender options through the date we grant the new options. To receive a grant of new options pursuant to the Offer and under the terms of the Director Plan, you must be a director of ADPI who is not an employee or officer of ADPI or any of its subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. IF YOU CEASE TO BE EITHER AN EMPLOYEE OF ADPI OR ONE OF OUR SUBSIDIARIES OR A NON-EMPLOYEE DIRECTOR OF ADPI BETWEEN THE DATE YOU TENDER OPTIONS AND THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE (WHICH WILL REMAIN CANCELLED), AND YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED. (Page 11)

6.	HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

We will grant you new options to purchase the number of Shares which is equal to nine-tenths (0.9) of the number of Shares subject to the options you tender. We will not, however, grant any new options exercisable for fractional Shares. Instead, we will round down to the nearest whole number so that, for example, if you tender an option for 95 Shares that we accept for exchange (and otherwise satisfy the applicable conditions), you will receive a new option for 85 Shares. All new options will be granted either under our Employee Plan (if you are an employee of ADPI or one of its subsidiaries and the options you tendered for exchange were granted under the Employee Plan), our TARSOP (if you are an employee of ADPI or one of its subsidiaries and the options you tendered for exchange were granted under the TARSOP), or under our Director Plan (if you are a non-employee director of ADPI and the options you tendered for exchange were granted under the Director Plan) and will be subject to the terms and conditions of the Employee Plan, the TARSOP, or the Director Plan, as applicable, and a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options. (Page 11)

7.	IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY OPTIONS?

You must tender a full option grant. We are not accepting partial tenders of an individual grant. You cannot tender only part of an option and retain the remainder of the option. On the other hand, if you have multiple option grants, you may choose not to tender all of your grants. (Page 11)

8.	WHEN WILL I RECEIVE MY NEW OPTIONS?

We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on January 2, 2003, which is the first business day following the scheduled Expiration Date of the Offer, the grant date of the new options will be on or about July 3, 2003. (Page 10)

9.	WHY WON’T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 31)

10.	IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

If we accept options you tender in the Offer, we may defer until the grant date for your new options our grant to you of other options, such as annual, bonus, or promotional options, for which you may be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. (Page 10)

11.	WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

The exercise price of the new options will be equal to the last reported sale price of the Shares on the Nasdaq National Market prior to the grant of the new options. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any option you tender must be at least $13.00 per Share. This price is higher than the last reported sale price of our Shares on the Nasdaq National Market prior to the commencement of the Offer, which was $9.00. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR SHARES BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (PAGE 14)

12.	WHEN WILL THE NEW OPTIONS VEST?

The new options will vest over a two-year period beginning on the grant date of the new options. Therefore, even if the options you tender are vested, the new options you receive will not be vested and will be subject to a new two-year vesting period. As a result, your right to exercise the new options will vest as follows:

•	your right to purchase one-half of the Shares subject to the new options will vest on the first anniversary of the grant date; and

•	your right to purchase the remaining one-half of the Shares subject to the new options will vest on the second anniversary of the grant date.

For example, if a new option for 200 Shares is granted to you on July 3, 2003:

•	your right to purchase 100 Shares will vest on July 3, 2004; and

•	your right to purchase the remaining 100 Shares will vest on July 3, 2005. (Pages 16, 22, and 27)

13.	DOES THE COMMENCEMENT OF A NEW VESTING PERIOD UNDER THE NEW OPTIONS MEAN THAT I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE SHARES UNDER MY OPTIONS?

Yes.    Since any new options you receive will not be vested, you will lose the benefits of any vesting under options you tender in the Offer. As described above, no portion of the new options we grant will be immediately vested, even if the options you tender for exchange are fully or partially vested.

The two-year vesting schedule of the new options will not begin until the grant date of those options. Because the first portion of the new options will not vest until one year after the grant date, which will occur on or about the first business day which is at least six months and one day after the date we cancel tendered options, you will not be able to purchase Shares upon exercise of the new options until approximately 18 months after the cancellation date. (Pages 16, 22, and 27)

14.	WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the Offer. (Page 32)

15.	IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent they qualify. For options to qualify as incentive stock options, the value of Shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-incentive stock option. If the exercise price of your new options is equal to or less than the exercise price of the options you tender, the new options should qualify as incentive stock options to the extent that the options tendered qualified as incentive stock options before being tendered. If the new options have a higher exercise price than some or all of your current options, or if you receive additional incentive stock options after you tender options for exchange but before we grant the new options, a portion of the new options may exceed the limits for incentive stock options. (Page 32)

16.	WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange (if any) remain outstanding and retain their current exercise price and current vesting schedule (Page 11).

17.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The Offer expires on December 31, 2002, at 12:00 midnight, eastern standard time, unless it is extended by us. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the Offer period. (Page 33)

18.	HOW DO I TENDER MY OPTIONS?

If you decide to tender your options, you must deliver, before 12:00 midnight, eastern standard time, on December 31, 2002, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal to American Dental Partners, Inc., 201 Edgewater Drive,

Suite 285, Wakefield, Massachusetts 01880, Attn: Breht T. Feigh, Vice President and Chief Financial Officer.

If the Offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the Offer.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the Offer. (Page 9)

19.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before 12:00 midnight, eastern standard time, on December 31, 2002. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 10)

20.	WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. There is the possibility that the price of the Shares as of the grant date of the new options could be greater than the exercise price of the options that are eligible for exchange. You must make your own decision whether to tender options. (Pages 9 and 36)

21.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

We believe that all persons eligible to participate in this Offer should receive the same information about the Offer at the same time. Accordingly, we have scheduled a teleconference for 1:00 p.m., eastern standard time, on Thursday, December 12, 2002, to give you an opportunity to ask questions about the Offer. We encourage you to participate in the teleconference. The toll free call-in number is (877) 960-3778 and the pass code is 613743. For additional information or assistance, you should contact:

Breht T. Feigh
Vice President and Chief Financial Officer
American Dental Partners, Inc.
201 Edgewater Drive, Suite 285
Wakefield, Massachusetts 01880
(telephone: (781) 224-0880)
(facsimile: (781) 224-4216)
(e-mail: Breht_Feigh@amdpi.com)

INTRODUCTION

American Dental Partners, Inc., a Delaware corporation (“ADPI”), is offering to exchange all outstanding options to purchase its shares of common stock, $.01 par value (the “Shares”), granted under the American Dental Partners, Inc. Amended and Restated 1996 Stock Option Plan (the “Employee Plan”), the American Dental Partners, Inc. 1996 Time Accelerated Restricted Stock Option Plan (the “TARSOP”), or the American Dental Partners, Inc. Amended and Restated 1996 Directors Stock Option Plan (the “Director Plan”) that have an exercise price of $13.00 per Share or more and are held by option holders who are “Eligible Persons,” as defined below, for new options we will grant under the Employee Plan, TARSOP, or Director Plan, as applicable. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the “Offer”). The number of Shares subject to new options to be granted to each option holder will be equal to nine-tenths (0.9) of the number of Shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

For purposes of the Offer, an “Eligible Person” is any person who, as of the date of this Offer to Exchange, is a full-time employee of ADPI or one of its subsidiaries or is a member of the board of directors of ADPI.

This Offer is not conditioned upon a minimum number of options being tendered. This Offer is subject to conditions which we describe in Section 6 of this Offer to Exchange.

If you tender options for exchange as described in the Offer and you continue to be either an employee of ADPI or one of our subsidiaries or a non-employee director of ADPI until the new option grant date, we will grant you new options under the Employee Plan, TARSOP, or Director Plan, as applicable, and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of the Shares on the Nasdaq National Market prior to the date of grant. The new options will vest over a two-year period beginning on the grant date of the new options. Therefore, even if the options you tender are vested, the new options you receive will not be vested and will be subject to a new two-year vesting period.

As of the date of this Offer to Exchange, options to purchase 1,447,703 Shares were issued and outstanding under the Employee Plan, TARSOP, and Director Plan combined (1,065,273 Shares under the Employee Plan, 300,630 Shares under the TARSOP, and 81,800 Shares under the Director Plan). Of these options, options to purchase 287,649 Shares had an exercise price of $13.00 or more and were held by Eligible Persons. The Shares issuable upon exercise of options we are offering to exchange represent approximately 19.9% of the total Shares issuable upon exercise of all options outstanding under the Employee Plan, TARSOP, and Director Plan combined as of the date of this Offer to Exchange.

All options accepted by us pursuant to this Offer will be canceled.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the Offer, we will exchange for new options to purchase Shares under the Employee Plan, TARSOP, or Director Plan all eligible outstanding options under the Employee Plan, TARSOP, or Director Plan that are properly tendered and not validly withdrawn in accordance with Section 4 before the “Expiration Date,” as defined below. Eligible outstanding options are all options granted under the Employee Plan, TARSOP, or Director Plan that have an exercise price of $13.00 per Share or more and are held by Eligible Persons. We will not accept tenders of options for only a portion of Shares subject to a particular option grant. Therefore, you may only tender options for all or none of the Shares subject to a particular option grant. See Section 5 for more information on tendering options.

If your options are properly tendered and accepted for exchange, unless we terminate this Offer pursuant to the terms and conditions hereof, you will be entitled to receive, on or about the first business day that is at least six months and one day following the date we accept the options tendered for exchange, new options to purchase the number of Shares which is equal to nine-tenths (0.9) of the number of Shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional Shares. Instead, we will round down to the nearest whole number. All new options will be subject to the terms of the Employee Plan, TARSOP, or Director Plan, as applicable, and to a new option agreement between us and you. IF YOU CEASE TO BE EITHER AN EMPLOYEE OF ADPI OR ONE OF OUR SUBSIDIARIES OR A NON-EMPLOYEE DIRECTOR OF ADPI BETWEEN THE DATE YOU TENDER OPTIONS AND THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE (WHICH WILL REMAIN CANCELLED), AND YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS.

The term “Expiration Date” means 12:00 midnight, eastern standard time, on December 31, 2002, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate, and amend the Offer.

If we decide to take any of the following actions, we will publish notice of such action and extend the Offer for a period of ten business days after the date of such publication:

(a)	(1) we increase or decrease the amount of consideration offered for the options;

(2)	we decrease the number of options eligible to be tendered in the Offer; or

(3)
we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the Shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

(b)
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that notice of such increase or decrease is first published, sent, or given in the manner specified in Section 14.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern standard time.

2.	PURPOSE OF THE OFFER.

We issued the options outstanding under the Employee Plan and the TARSOP for the following purposes:

•	to encourage ownership of Shares by employees of ADPI and its subsidiaries;

•	to induce qualified personnel to enter into and remain in the employ of ADPI and its subsidiaries; and

•	to provide incentive to promote the success of the business of ADPI and its subsidiaries.

We issued the options outstanding under the Director Plan for the following purposes:

•	To provide non-employee directors of ADPI with an opportunity to participate in ADPI’s future growth and prosperity; and

•	To provide non-employee directors of ADPI with an incentive to increase the value of ADPI based on its performance, development, and financial success.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our Shares on the grant date, we intend to provide our employees and non-employee directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and non-employee directors, and thereby maximize shareholder value.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a)	an extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale, or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy or our indebtedness or capitalization;

(d)
any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e)	any other material change in our corporate structure or business;

(f)	the Shares not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	the Shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the 1934 Act;

(i)	the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j)	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. There is the possibility that the price of the Shares as of the grant date of the new options could be greater than the exercise price of the options that are eligible for exchange. You must make your own decision whether to tender your options for exchange.

3.	PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options. To validly tender your options pursuant to the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute, and deliver to us the Letter of Transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880, Attn: Breht T. Feigh, Vice President and Chief Financial Officer, before the Expiration Date.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE

OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

4.	WITHDRAWAL RIGHTS.

You may only withdraw your tendered options in accordance with the provisions of this Section 4.

You may withdraw your tendered options at any time before 12:00 midnight, eastern standard time, on December 31, 2002. If the Offer is extended by us beyond that time (which we have no present intention to do), you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, although our current intention is to accept options tendered for exchange on January 2, 2003, if we do not accept your tendered options for exchange on or before 12:00 midnight, eastern standard time, January 28, 2003 (which is the 40th business day from the date of this Offer to Exchange, as required by applicable law), you may withdraw your tendered options at any time after January 28, 2003.

To validly withdraw tendered options, an option holder must deliver to us at the address set forth in Section 3 of this Offer to Exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the number of option Shares to be withdrawn, and the exercise price (or, if the tender of more than one option grant is being withdrawn, the exercise price for each such option). Because we are not accepting partial tenders of an individual option grant, you may only withdraw options for all or none of the Shares subject to an individual option grant. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options tendered which you subsequently withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3.

Neither ADPI nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. If your options are properly tendered and accepted for exchange on January 2, 2003, the business day following the scheduled Expiration Date of the Offer, you will be granted new options on or about July 3, 2003, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent business day which is on or about the first business day that is at least six months and one day following the extended date. The exercise price of the new options will be the fair market value of the Shares as of the grant date, as determined under the Employee Plan, TARSOP, or Director Plan, as applicable, which means that the exercise price of the new options will be the last reported sale price of the Shares prior to the grant date of the new options.

If we accept options you tender in the Offer, we may defer until the grant date for your new options our grant to you of other options, such as annual, bonus, or promotional options, for which you may be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer.

Your new options will entitle you to purchase a number of Shares which is equal to nine-tenths (0.9) of the number of Shares subject to the options you tender, subject to adjustments for any stock splits, stock dividends and similar events. IF YOU CEASE TO BE EITHER AN EMPLOYEE OF ADPI OR ONE OF OUR SUBSIDIARIES OR A NON-EMPLOYEE DIRECTOR OF ADPI BETWEEN THE DATE YOU TENDER OPTIONS AND THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE (WHICH WILL REMAIN CANCELLED), AND YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS.

Partial tenders of individual grants will not be accepted; tenders of full option grants only will be accepted. If you have multiple option grants that are eligible for exchange, however, you may choose not to tender all of your individual option grants.

For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if, and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of Shares subject to the options that we have accepted for exchange, the corresponding number of Shares that will be subject to the new options, and the expected grant date of the new options. Options that you choose not to tender for exchange or that are not accepted for exchange (if any) will remain outstanding and retain their current exercise price and vesting schedule.

6.	CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act, if at any time on or after the date of this Offer to Exchange and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or any other person, domestic or foreign, before any court, authority, agency, or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of new options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations, or prospects of ADPI or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(b)
there shall have been any action threatened, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1)
make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

(2)	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3)	materially impair the contemplated benefits to us of the Offer; or

(4)
materially and adversely affect the business, condition (financial or other), income, operations, or prospects of ADPI or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits to us of the Offer;

(c)	there shall have occurred:

(1)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3)	the commencement of a war, armed hostilities, or other international or national crisis directly or indirectly involving the United States;

(4)
any limitation, whether or not mandatory, by any governmental, regulatory, or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5)
any significant decrease in the market price of the Shares or any change in the general political, market, economic, or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), income, operations, or prospects of ADPI or our subsidiaries or on the trading in the Shares or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

(6)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(7)
any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the date of this Offer to Exchange;

(d)
there shall have occurred any change in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

(e)
any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects, or stock ownership of ADPI or our subsidiaries that, in our reasonable judgment, is or may be material to ADPI or our subsidiaries; or

(f)
a tender or exchange offer with respect to some or all of the Shares, or a merger or acquisition proposal for us, shall have been proposed, announced, or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1)
any person, entity, or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares, other than any such person, entity, or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange;

(2)
any such person, entity, or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares; or

(3)
any person, entity, or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	PRICE RANGE OF SHARES UNDERLYING THE OPTIONS.

The Shares are quoted on the Nasdaq National Market under the symbol “ADPI.” The following table shows, for the periods indicated, the high and low sales prices per Share as reported by the Nasdaq National Market.

QUARTER ENDED	HIGH	LOW
December 31, 2002 (through December 1, 2002)	9.450	8.801
September 30, 2002	9.291	8.110
June 30, 2002	9.990	8.410
March 31, 2002	10.500	6.300
December 31, 2001	8.200	4.360
September 30, 2001	7.950	4.300
June 30, 2001	8.750	3.740
March 31, 2001	11.500	6.688
December 31, 2000	8.500	5.000
September 30, 2000	9.000	6.375
June 30, 2000	7.000	6.875
March 31, 2000	9.375	6.250

As of December 1, 2002, the last reported sale price of the Shares, as reported by the Nasdaq National Market, was $9.00 per Share and there were 7,254,072 Shares outstanding.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration.  We will issue new options to purchase Shares under the Employee Plan, TARSOP, or Director Plan, as applicable, in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of Shares subject to new options to be granted to each option holder will be equal to nine-tenths (0.9) of the number of Shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of 258,880 Shares. The Shares issuable upon exercise of the new options will equal approximately 3.6% of the total Shares outstanding as of the date of this Offer to Exchange.

Terms of New Options.  The new options will be issued under the Employee Plan, TARSOP, or Director Plan, as applicable, and a new option agreement between us and each option holder who has tendered options in the Offer. Except with respect to the exercise price and the vesting schedule and as otherwise specified in the Offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange.

Summary of Employee Plan.  The following description summarizes the material terms of the Employee Plan and the options granted under the Employee Plan:

Introduction.  The Shares may be purchased under the Employee Plan have been registered under the Securities Act of 1933, as amended (the “1933 Act”). This document constitutes part of a prospectus covering securities that have been registered under the 1933 Act. This document does not, however, contain all of the details and important information about the Employee Plan or ADPI and is qualified in its entirety by reference to the Employee Plan. Detailed information about the Employee Plan, ADPI, and the securities offered under the Employee Plan may be obtained in the manner described under the heading “Additional Information” in this Summary Description.

Purpose of the Employee Plan.  The purposes of the Employee Plan are to induce qualified personnel to enter and remain in the employ of ADPI and its subsidiaries and to provide key employees of ADPI and its subsidiaries with an opportunity to participate in the growth and success of ADPI through the grant of options to purchase Shares. Options granted under the Employee Plan (the “Options”) may be in the form of incentive stock options (“ISOs”), which are intended to qualify under §422 of the Internal Revenue Code of 1986, as amended (the “Code”), and stock options which are not intended so to qualify (“NQSOs”).

Administration.  The Employee Plan is administered by ADPI’s board of directors (the “Board”). The Board has the authority to approve Eligible Persons (defined below) as recipients of Options, approve the grant of Options, approve the terms and conditions (not inconsistent with the Employee Plan) of Options, adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Employee Plan as it deems advisable, interpret the terms and provisions of the Employee Plan and any rights granted and any agreements relating to the Employee Plan, and take any other actions the Board considers appropriate in connection with the Employee Plan, all in a manner consistent with the other provisions of the Employee Plan. All decisions made by the Board pursuant to the Employee Plan will be made in the Board’s sole discretion and will be final and binding.

The Board may, at any time or from time to time, appoint a committee (the “Committee”) of one or more directors to administer the Employee Plan, in which event the Committee will have such of the powers and duties of the Board under the Employee Plan as the Board delegates to the Committee. Members of the Committee are selected by the Board, in its sole discretion, which may remove members from or appoint members to the Committee from time to time.

Shares Subject to Plan.  The maximum aggregate number of Shares with respect to which Options may be granted under the Employee Plan is 1,573,246 Shares. Such maximum number of Shares and the number of Shares subject to each Option are subject to appropriate adjustment upon the occurrence of certain events, including stock dividends, stock splits, mergers, consolidations, reorganizations, recapitalizations, or other capital adjustments.

Eligibility.  Persons eligible to receive ISOs under the Employee Plan are key employees (including officers and directors who are also employees) of ADPI or any of its subsidiaries, and persons eligible to receive NQSOs under the Employee Plan are officers, key employees (including directors who are also employees), and consultants and advisors of ADPI or any of its subsidiaries (collectively, “Eligible Persons”).

Option Agreement.  Each Option granted to an Eligible Person under the Employee Plan (such Eligible Persons, “Grantees”) will be evidenced by a written agreement between ADPI and the Grantee (the “Option Agreement”) containing terms and provisions, consistent with the Employee Plan, recommended and approved from time to time by the Board. The Option Agreement may contain terms and provisions that are more restrictive than those contained in the Employee Plan and, as a result, should be carefully reviewed. The Option Agreement is an important legal document describing the rights and obligations of ADPI and the Grantee and should be treated accordingly.

Exercise Price of Stock Options.  The price to be paid to purchase Shares upon the exercise of an Option may not be less than the fair market value of the Shares at the time the Option is granted. However, if the Option is an ISO and, at the time the ISO is granted, the Grantee owns stock possessing more than 10% of the total combined voting power of all classes of stock of ADPI or any of its subsidiaries, then the price may not be less than 110% of the fair market value of the Shares at the time the ISO is granted.

For purposes of the Employee Plan, the fair market value of the Shares means, as of any given date, the (a) last reported sale price on the New York Stock Exchange on that date, or, if none, then on the most recent previous trading day, (b) last reported sale price on the NASDAQ National Market System on that date, or, if none, then on the most recent previous trading day, (c) mean between the high and low bid and ask prices, as reported by the National Association of Securities Dealers, Inc. on that date, or, if none, then on the most recent previous trading day, or (d) last reported sale price on any other stock exchange on which the Shares are listed on that date, or, if none, then on the most recent previous trading day, whichever is applicable; provided that if none of the foregoing is applicable, fair market value shall be determined by the Board, in its sole discretion.

Exercise Periods and Vesting of Stock Options.  Options will be exercisable only with respect to the Shares which have become vested pursuant to the terms of the Option. Each Option will become vested with respect to Shares subject to that Option on such date or dates and on the basis of such other criteria, including without limitation the performance of ADPI, as the Board may determine, in its discretion, and as shall be specified in the applicable Option Agreement.

Options granted pursuant to the Offer will be subject to two-year vesting schedules beginning on the date the Option is granted. Assuming that the date we cancel the Options accepted for exchange is January 2, 2003, which is the first business day following the scheduled Expiration Date of the Offer, and new Options are granted on July 3, 2003, your right to exercise a new Option granted to you under the Employee Plan will vest as follows: (a) your right to purchase one-half of the Shares subject to the new Option will vest on July 3, 2004; and (b) your right to purchase the remaining one-half of the Shares subject to the new Option will vest on July 3, 2005.

Upon termination of the Grantee’s employment with ADPI and its subsidiaries by reason of death or disability, all nonvested Options will terminate automatically, and all vested Options will remain exercisable for a maximum period of one year after such termination. Upon termination of the Grantee’s employment for any reason other than death or disability, all nonvested Options will terminate automatically, and all vested Options will remain exercisable for a maximum period of 90 days after such termination.

No Option may be exercised after the expiration of 10 years after the date the Option is granted. In addition, if at the time an ISO is granted, the Grantee of that ISO owns stock possessing more than 10% of the total combined voting power of all classes of stock of ADPI or any of its subsidiaries, then that ISO may not be exercised after five years from the date such ISO is granted.

Transferability of Stock Options.  Each Option granted under the Employee Plan will terminate automatically upon the bankruptcy of the Grantee to whom such Option was granted or upon any attempted assignment or transfer, except as follows. Options are not transferable by Grantees other than by will or the laws of descent and distribution or (solely with respect to NQSO’s) pursuant to a qualified domestic relations order or as otherwise permitted by the Board.

Without limiting the generality of the foregoing, the Board may, in the manner established by the Board, provide for the irrevocable transfer, without payment of consideration, of any NQSO by a Grantee to a member of such Grantee’s family, to the trustee of any trust whose beneficiaries are members of the Grantee’s family, or to any partnership whose only partners are members of the Grantee’s family. In such case, the Option will be exercisable only by such transferee. A Grantee’s “family” includes the grantee’s spouse, children, grandchildren, nieces, and nephews.

Exercise of Stock Options.    In order to exercise an Option, or any portion thereof, the Grantee to whom the Option is granted (or his or her transferee or, if the Grantee has died, his or her executor or administrator) must give written notice to ADPI stating the number of Shares being purchased and the time during normal business hours for delivery of those Shares (which must not be more than 30 days after such notice is received by ADPI). Subject to compliance by the Grantee (or his or her transferee or executor or administrator) with all requirements of the Employee Plan and the Option Agreement, ADPI will issue the Shares to the Grantee (or his or her transferee or executor or administrator), at the specified time at the principal office of ADPI, upon receipt of payment of the full purchase price for the Shares, which may be, in the Board’s discretion, by cash, certified or bank cashier’s check, delivery of Shares owned by the Grantee, or cancellation of Shares otherwise issuable upon exercise of the Options.

Shares purchased under the Employee Plan will be purchased directly from ADPI, and no fees, commissions, or other charges will be payable by the Grantee upon such purchase.

No Grantee or other person, estate, or other entity shall have any of the rights of a stockholder in ADPI with respect to Shares subject to an award until a certificate for the Shares has been delivered.

Resale Restrictions.    The Shares which may be purchased by Grantees under the Employee Plan have been registered under the 1933 Act pursuant to a registration statement filed by ADPI with the Securities and Exchange Commission. Grantees who are not “affiliates” of ADPI may sell such Shares (after their acquisition) without restriction. Generally, “affiliates” include directors, executive officers, significant stockholders of ADPI, and any others who have, through any agreement or other means, the power to direct or cause the direction of the management and policies of ADPI. Grantees who are deemed to be affiliates of ADPI generally must limit the sale of their Shares (after their acquisition) in accordance with the volume and manner-of-sale provisions of Rule 144 promulgated under the 1933 Act. Rule 144 requires sales to be made through a broker or market maker and limits the number of Shares which may be sold during any three-month period to an amount not to exceed the greater of 1% of the total outstanding Shares or the average weekly trading volume in the Shares during the immediately preceding four calendar weeks. Additional requirements must also be satisfied before a sale will qualify under Rule 144.

In addition, affiliates subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) should consider the impact of Section 16(b) of the 1934 Act (short-swing profit liability) on the sale of any Shares purchased under the Employee Plan. Such sales would not be exempt from Section 16(b) and would be paired with any non-exempt purchases of common stock of ADPI by them within a period of less than six months in order to determine whether or not any short-swing profits were realized by such affiliate. Such profits, if realized, must be paid over by the affiliate to ADPI.

At the time an Option is granted, the Board may determine that the Shares subject to the Option will, upon issuance, be restricted as to transferability or be subject to repurchase by ADPI upon the occurrence of certain events, as determined by the Board in its discretion and specified in the Option Agreement.

Change in Control Provisions.    Unless otherwise provided in the applicable Option Agreement, in the event of a “Change in Control” (as defined below): (a) at ADPI’s option all Options theretofore granted and not fully vested will thereupon become vested and exercisable in full (to the extent not previously exercised) and will remain so exercisable in accordance with their terms; and (b) ADPI will have the option of terminating any unexercised Option or portion thereof within 30 days after the Change in Control by paying the holder of such an unexercised Option the difference between the fair market value of the Shares subject to the Option and the exercise price of the Option (less applicable withholding taxes). If the fair market value is less than the exercise price, then ADPI may, in its discretion, terminate the Option without any payment.

The Employee Plan defines a Change in Control generally as occurring when a person or group (as defined in the 1934 Act but excluding ADPI and certain specified entities related to ADPI) acquires at least 50 percent of the voting power of the outstanding securities of ADPI; when, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board cease for any reason other than death to constitute a majority of the Board; upon the acquisition of ADPI by an outside entity through a transaction requiring stockholder approval; or upon stockholder approval of a liquidation or dissolution of ADPI.

Federal Tax Consequences.    Federal income taxation of the various events related to Options is different for NQSOs, and ISOs.

NQSOs—In general, for federal income tax purposes under present law:

(a)    The grant of an NQSO, by itself, will not result in income to the Grantee.

(b)    Except as provided in (e) below, the exercise of an NQSO (in whole or in part, according to its terms) will result in ordinary income to the Grantee at that time in an amount equal to the excess (if any) of the fair market value of the Shares on the date of exercise over the exercise price.

(c)    Except as provided in (e) below, the Grantee’s tax basis of the Shares acquired upon the exercise of an NQSO, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such Shares, will be the fair market value of the Shares on the date of exercise.

(d)    No deduction will be allowable to the employer corporation upon the grant of an NQSO, but upon the exercise of an NQSO, a deduction will be allowable to the employer corporation at that time in an amount equal to the amount of ordinary income realized by the Grantee exercising such NQSO, if the employer corporation satisfies appropriate federal withholding and/or reporting requirements.

(e)    With respect to the exercise of an NQSO and the payment of the exercise price by the delivery of Shares, to the extent that the number of Shares received does not exceed the number of Shares surrendered, no taxable income will be realized by the Grantee at that time, the tax basis of the Shares received will be the same as the tax basis of the Shares surrendered, and the holding period of the Grantee in the Shares received will include his or her holding period in the Shares surrendered. To the extent that the number of Shares received exceeds the number of Shares surrendered, ordinary income will be realized by the Grantee at that time in the amount of the fair market value of such excess Shares, the tax basis of such Shares will be equal to the fair market value of such Shares at the time of exercise, and the holding period of the Grantee in such Shares will begin on the date such Shares are transferred to the Grantee.

The foregoing Discussion assumes that the exercise price of an NQSO will be equal to the fair market value of the Shares at the time the NQSO is granted.

ISOs—In general, for federal income tax purposes under present law:

(a)    Neither the grant nor the exercise of an ISO, by itself, will result in income to the Grantee; however, the excess of the fair market value of the Shares at the time of exercise over the exercise price is includable in alternative minimum taxable income (unless there is a disposition of the Shares acquired upon exercise of an ISO in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the Grantee.

(b)    If the shares acquired upon exercise of an ISO are disposed of in a taxable transaction after the later of two years from the date on which the ISO is granted or one year from the date on which such Shares are transferred to the Grantee, long-term capital gain or loss will be realized by the Grantee in an amount equal to the difference between the amount realized by the Grantee and the Grantee’s basis which, except as provided in (e) below, is the exercise price.

(c)    Except as provided in (e) below, if the Shares acquired upon the exercise of an ISO are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the Shares to the Grantee upon exercise of the ISO (a “disqualifying disposition”):

(i)        Ordinary income will be realized by the Grantee at the time of the disqualifying disposition in the amount of the excess, if any, of the fair market value of the Shares at the time of such exercise over the exercise price, but not in an amount exceeding the excess, if any, of the amount realized by the Grantee over the exercise price.

(ii)        Short-term, mid-term, or long-term capital gain will be realized by the Grantee at the time of the disqualifying disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the Shares at the time of such exercise.

(iii)        Short-term, mid-term, or long-term capital loss will be realized by the Grantee at the time of the disqualifying disposition in an amount equal to the excess, if any, of the exercise price over the amount realized.

(d)    No deduction will be allowed to the employer corporation with respect to ISO’s granted or Shares transferred upon exercise thereof, except that if a disposition is made by the Grantee within the two-year or one-year periods referred to above, the employer corporation will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the

Grantee making the disposition, if the employer corporation satisfies appropriate federal withholding and/or reporting requirements.

(e)        With respect to the exercise of an ISO and the payment of the option price by the delivery of Shares, to the extent that the number of Shares received does not exceed the number of Shares surrendered, no taxable income will be realized by the Grantee at that time, the tax basis of the Shares received will be the same as the tax basis of the Shares surrendered, and the holding period (except for purposes of the one-year period referred to in (c) above) of the Grantee in the Shares received will include his or her holding period in the Shares surrendered. To the extent that the number of Shares received exceeds the number of Shares surrendered, no taxable income will be realized by the Grantee at that time, such excess Shares will be considered incentive stock option stock with a zero basis, and the holding period of the grantee in such Shares will begin on the date such Shares are transferred to the Grantee. If the Shares surrendered were acquired as the result of the exercise of an ISO and the surrender takes place within two years from the date the option relating to the surrendered shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the grantee will realize ordinary income in the amount of the excess, if any, of the fair market value at the time of such exercise of the Shares surrendered over the exercise price of such Shares. If any of the Shares received are disposed of within one year after the Shares are transferred to the Grantee, the Grantee will be treated as first disposing of the Shares with a zero basis.

The federal income tax consequences with respect to disposition of Shares purchased under the Employee Plan may vary depending upon the Participant’s specific circumstances. In addition to federal income tax consequences, Participants should consider potential state and local tax consequences. Accordingly, each Participant is encouraged to consult his or her own tax advisor.

Amendment and Termination of Plan.    The Board may at any time terminate or amend the Employee Plan in any respect, but no such amendment may be made without stockholder approval if the effect would be: (a) to change the aggregate number of Shares reserved for issuance under the Employee Plan (other than a change due to a change in ADPI’s capital structure); or (b) to change the designation of the class of persons eligible to receive Options under the Employee Plan. Unless sooner terminated as provided above, the Employee Plan will terminate on, and no Option may be granted under the Employee Plan on or after, January 11, 2006, but Options granted prior to such date may extend beyond that date.

Additional Information.    A copy of the Employee Plan, as well as copies of any other document incorporated by reference in the 1933 Act registration statement registering the Shares issuable under the Employee Plan, such as a prospectus describing ADPI’s initial public offering, are available upon written or oral request and without charge from ADPI. Any document incorporated by reference in the 1933 Act registration statement is also incorporated by reference in this document. All such documents, as well as additional information about the Employee Plan and its administrators, may be obtained from ADPI at the following address and telephone number:

American Dental Partners, Inc.
Human Resources Department
201 Edgewater Drive, Suite 285
Wakefield, Massachusetts 01880-1249

(781) 224-0880

The Employee Plan is not subject to the Employee Retirement Income Security Act of 1974, nor is it qualified under Section 401(a) of the Code.

Summary of TARSOP.    The following description summarizes the material terms of the TARSOP and the options granted under the TARSOP:

Introduction.    The Shares which may be purchased under the TARSOP have been registered under the 1933 Act. This document constitutes part of a prospectus covering securities that have been registered under the 1933 Act. This document does not, however, contain all of the details and important information about the TARSOP or ADPI and is qualified in its entirety by reference to the TARSOP. Detailed information about the TARSOP, ADPI, and the securities offered under the TARSOP may be obtained in the manner described under the heading “Additional Information” in this Summary Description.

Purpose of the TARSOP.    The purposes of the TARSOP are to induce qualified personnel to enter and remain in the employ of ADPI and its subsidiaries and to provide key employees of ADPI and its subsidiaries with an opportunity to participate in the growth and success of ADPI through the grant of options to purchase Shares. Options granted under the TARSOP (the “Options”) are not intended to qualify as incentive stock options under §422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration.    The TARSOP is administered by ADPI’s board of directors (the “Board”). The Board has the authority to approve Eligible Persons (defined below) as recipients of Options, approve the grant of Options, approve the terms and conditions (not inconsistent with the TARSOP) of Options, adopt, alter, and repeal such administrative rules, guidelines, and practices governing the TARSOP as it deems advisable, interpret the terms and provisions of the TARSOP and any rights granted and any agreements relating to the TARSOP, and take any other actions the Board considers appropriate in connection with the TARSOP, all in a manner consistent with the other provisions of the TARSOP. All decisions made by the Board pursuant to the TARSOP will be made in the Board’s sole discretion and will be final and binding.

The Board may, at any time or from time to time, appoint a committee (the “Committee”) of two or more directors to administer the TARSOP, in which event the Committee will have such of the powers and duties of the Board under the TARSOP as the Board delegates to the Committee. Members of the Committee are selected by the Board, in its sole discretion, which may remove members from or appoint members to the Committee from time to time.

Shares Subject to Plan.    The maximum aggregate number of Shares with respect to which Options may be granted under the TARSOP is 360,360 Shares. Such maximum number of Shares and the number of Shares subject to each Option are subject to appropriate adjustment upon the occurrence of certain events, including stock dividends, stock splits, mergers, consolidations, reorganizations, recapitalizations, or other capital adjustments.

Eligibility.    Persons eligible to receive Options under the TARSOP are officers and key employees (including directors who are also employees) of ADPI or any of its subsidiaries (collectively, “Eligible Persons”).

Option Agreement.    Each Option granted to an Eligible Person under the TARSOP (such Eligible Persons, “Grantees”) will be evidenced by a written agreement between ADPI and the

Grantee (the “Option Agreement”) containing terms and provisions, consistent with the TARSOP, recommended and approved from time to time by the Board. The Option Agreement may contain terms and provisions that are more restrictive than those contained in the TARSOP and, as a result, should be carefully reviewed. The Option Agreement is an important legal document describing the rights and obligations of ADPI and the Grantee and should be treated accordingly.

Exercise Price of Stock Options.    The price to be paid to purchase Shares upon the exercise of an Option is the fair market value of the Shares at the time the Option is granted.

For purposes of the TARSOP, the fair market value of the Shares, as of any given date, shall be determined as follows: If the Shares are then listed on any national securities exchange or on Nasdaq Stock Market, Inc. National Market System, the fair market value shall be the mean between the high and low sales prices, if any, on the largest such exchange on the date of the grant of the Option or, if none, shall be the closing sales price on the nearest date before the date of grant. If the Shares are not then listed on any such exchange, the fair market value of such Shares shall be the mean between the closing “Bid” and the closing “Ask” prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System other than the National Market System (“NASDAQ”) for the date of the grant of the Option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before the date of grant. If the Shares are not then either listed on any such exchange or quoted in NASDAQ, the fair market value shall be the mean between the average of the “Bid” and the average of the “Ask” prices, if any, as reported in the National Daily Quotation Service for the date of the grant of the Option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before the date of grant. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Board.

Exercise Periods and Vesting of Stock Options.    Options will be exercisable only with respect to the Shares which have become vested pursuant to the terms of the Option. Each Option will become vested with respect to Shares subject to that Option on the ninth anniversary of the date such Option was granted or on such earlier date or dates and on the basis of such other criteria, including without limitation the performance of ADPI, as the Board may determine, in its discretion, and as shall be specified in the applicable Option Agreement.

Options granted pursuant to the Offer will be subject to two-year vesting schedules beginning on the date the Option is granted. Assuming that the date we cancel the Options accepted for exchange is January 2, 2003, which is the first business day following the scheduled Expiration Date of the Offer, and new Options are granted on July 3, 2003, your right to exercise a new Option granted to you under the TARSOP will vest as follows: (a) your right to purchase one-half of the Shares subject to the new Option will vest on July 3, 2004; and (b) your right to purchase the remaining one-half of the Shares subject to the new Option will vest on July 3, 2005.

Upon termination of the Grantee’s employment with ADPI and its subsidiaries by reason of disability, all nonvested Options will terminate automatically, and all vested Options will remain exercisable for a maximum period ending on the last day of the sixth month from the date of such termination. Upon termination of the Grantee’s employment with ADPI and its subsidiaries by reason of death, all nonvested Options will terminate automatically, and all vested Options will remain exercisable for a maximum period ending on the last day of the twelfth month from the date of such termination. Upon termination of the Grantee’s employment for any reason other than death or disability, all nonvested Options will terminate automatically, and all vested Options will remain exercisable for a maximum period of 90 days after such termination.

All unexercised Options will terminate automatically upon the liquidation or dissolution of ADPI. No Option may be exercised after the expiration of nine years and six months after the date the Option is granted.

Transferability of Stock Options.    Each Option granted under the TARSOP will terminate automatically upon any attempted assignment or transfer, except as follows. Options are not transferable by Grantees other than by will or the laws of descent and distribution or as otherwise permitted by the Board. Without limiting the generality of the foregoing, the Board may, in the manner established by the Board, provide for the irrevocable transfer, without payment of consideration, of any Option by a Grantee to a member of such Grantee’s family, to the trustee of any trust whose beneficiaries are members of the Grantee’s family, or to any partnership whose only partners are members of the Grantee’s family. In such case, the Option will be exercisable only by such transferee. A Grantee’s “family” includes the grantee’s spouse, children, grandchildren, nieces, and nephews.

Exercise of Stock Options.    In order to exercise an Option, or any portion thereof, the Grantee to whom the Option is granted (or his or her transferee or, if the Grantee has died, his or her executor or administrator) must give written notice to ADPI stating the number of Shares being purchased and the time during normal business hours for delivery of those Shares (which must be not more than 30 days after such notice is received by ADPI). Subject to compliance by the Grantee (or his or her transferee or executor or administrator) with all requirements of the TARSOP and the Option Agreement, ADPI will issue the Shares to the Grantee (or his or her transferee or executor or administrator), at the specified time at the principal office of ADPI, upon receipt of payment of the full purchase price for the Shares, which may be, in the Board’s discretion, by cash, certified or bank cashier’s check, delivery of Shares owned by the Grantee, or cancellation of Shares otherwise issuable upon exercise of the Options.

Shares purchased under the TARSOP will be purchased directly from ADPI, and no fees, commissions, or other charges will be payable by the Grantee upon such purchase.

No Grantee or other person, estate, or other entity shall have any of the rights of a stockholder in ADPI with respect to Shares subject to an award until a certificate for the Shares has been delivered.

Resale Restrictions.    The Shares which may be purchased by Grantees under the TARSOP have been registered under the 1933 Act pursuant to a registration statement filed by ADPI with the Securities and Exchange Commission. Grantees who are not “affiliates” of ADPI may sell such Shares (after their acquisition) without restriction. Generally, “affiliates” include directors, executive officers, significant stockholders of ADPI, and any others who have, through any agreement or other means, the power to direct or cause the direction of the management and policies of ADPI. Grantees who are deemed to be affiliates of ADPI generally must limit the sale of their Shares (after their acquisition) in accordance with the volume and manner-of-sale provisions of Rule 144 promulgated under the 1933 Act. Rule 144 requires sales to be made through a broker or market maker and limits the number of Shares which may be sold during any three-month period to an amount not to exceed the greater of 1% of the total outstanding Shares or the average weekly trading volume in the Shares during the immediately preceding four calendar weeks. Additional requirements must also be satisfied before a sale will qualify under Rule 144.

In addition, affiliates subject to Section 16 of the 1934 Act should consider the impact of Section 16(b) of the 1934 Act (short-swing profit liability) on the sale of any Shares purchased under the TARSOP. Such sales would not be exempt from Section 16(b) and would be paired with any non-exempt purchases of common stock of ADPI by them within a period of less than six months in order to determine whether or not any short-swing profits were realized by such affiliate. Such profits, if realized, must be paid over by the affiliate to ADPI.

At the time an Option is granted, the Board may determine that the Shares subject to the Option will, upon issuance, be restricted as to transferability or be subject to repurchase by ADPI upon the occurrence of certain events, as determined by the Board in its discretion and specified in the Option Agreement.

Change in Control Provisions.    In the event of a “Change in Control” (as defined below) or the disposition of all or substantially all of the property or assets of ADPI, all unvested Options will terminate automatically, subject to the following conditions: (a) the purchaser of ADPI’s assets or stock may, at its option, deliver to each Grantee the same kind of consideration delivered to ADPI’s shareholders in connection with such purchase or Change in Control; (b) the Board may, at its option, cancel all outstanding Options in exchange for consideration in cash or in kind which is equal in value to that of the Shares subject to such Options, less the exercise price therefor and applicable withholding taxes; or (c) the Board may, at its option, accelerate the exercisability of all Options.

Under the TARSOP, a “Change in Control” occurs when a person or group (and any affiliates of such person or group) engages in a transaction or series of transactions pursuant to which the percentage of the total outstanding common stock of ADPI owned by such person or group (and affiliates) is increased from less than 10 percent to at least 50 percent.

Federal Tax Consequences.    In general, for federal income tax purposes under present law:

(a)    The grant of an Option, by itself, will not result in income to the Grantee.

(b)    Except as provided in (e) below, the exercise of an Option (in whole or in part, according to its terms) will result in ordinary income to the Grantee at that time in an amount equal to the excess (if any) of the fair market value of the Shares on the date of exercise over the exercise price.

(c)    Except as provided in (e) below, the Grantee’s tax basis of the Shares acquired upon the exercise of an Option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such Shares, will be the fair market value of the Shares on the date of exercise.

(d)    No deduction will be allowable to the employer corporation upon the grant of an Option, but upon the exercise of an Option, a deduction will be allowable to the employer corporation at that time in an amount equal to the amount of ordinary income realized by the Grantee exercising such Option, if the employer corporation satisfies appropriate federal withholding and/or reporting requirements.

(e)    With respect to the exercise of an Option and the payment of the exercise price by the delivery of Shares, to the extent that the number of Shares received does not exceed the number of Shares surrendered, no taxable income will be realized by the Grantee at that time, the tax basis of the Shares received will be the same as the tax basis of the Shares surrendered, and the holding period of the Grantee in the Shares received will include his or her holding period in the Shares surrendered. To the extent that the number of Shares received exceeds the number of Shares surrendered, ordinary income will be realized by the Grantee at that time in the amount of the fair market value of such excess Shares, the tax basis of such Shares will be equal to the fair market value of such Shares at the time of exercise, and the holding period of the Grantee in such Shares will begin on the date such Shares are transferred to the Grantee.

The foregoing Discussion assumes that the exercise price of an Option will be equal to the fair market value of the Shares at the time the Option is granted.

The federal income tax consequences with respect to disposition of Shares purchased under the TARSOP may vary depending upon the Grantee’s specific circumstances. In addition to federal income tax consequences, Grantees should consider potential state and local tax consequences. Accordingly, each Grantee is encouraged to consult his or her own tax advisor.

Amendment and Termination of Plan.    The Board may at any time terminate or amend the TARSOP in any respect, but no such amendment may be made without stockholder approval if the effect would be: (a) to change the aggregate number of Shares reserved for issuance under the TARSOP (other than a change due to a change in ADPI’s capital structure); or (b) to change the designation of the class of persons eligible to receive Options under the TARSOP. Unless sooner terminated as provided above, the TARSOP will terminate on, and no Option may be granted under the TARSOP on or after, July 11, 2011, but Options granted prior to such date may extend beyond that date.

Additional Information.    A copy of the TARSOP, as well as copies of any other document incorporated by reference in the 1933 Act registration statement registering the Shares issuable under the TARSOP, such as a prospectus describing ADPI’s initial public offering, are available upon written or oral request and without charge from ADPI. Any document incorporated by reference in the 1933 Act registration statement is also incorporated by reference in this document. All such documents, as well as additional information about the TARSOP and its administrators, may be obtained from ADPI at the following address and telephone number:

American Dental Partners, Inc.
Human Resources Department
201 Edgewater Drive, Suite 285
Wakefield, Massachusetts 01880-1249
(781) 224-0880

The Employee Plan is not subject to the Employee Retirement Income Security Act of 1974, nor is it qualified under Section 401(a) of the Code.

Summary of Director Plan.    The following description summarizes the material terms of the Director Plan and the options granted under the Director Plan:

Introduction.    The Shares which may be purchased under the Director Plan have been registered under the 1933 Act. This document constitutes part of a prospectus covering securities that have been registered under the 1933 Act. This document does not, however, contain all of the details and important information about the Director Plan or ADPI and is qualified in its entirety by reference to the Director Plan. Detailed information about the Director

Plan, ADPI, and the securities offered under the Director Plan may be obtained in the manner described under the heading “Additional Information” in this Summary Description.

Purpose of the Employee Plan.    The purpose of the Director Plan is to provide Eligible Directors (defined below) with an opportunity to participate in the growth and success of ADPI and an incentive to increase the value of ADPI through the grant of options to purchase Shares. Options granted under the Director Plan (the “Options”) are not intended to qualify as incentive stock options under §422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration.    The Director Plan is administered by a Committee of at least one of ADPI’s directors, none of whom may be an Eligible Director (the “Committee”). Subject to the foregoing restriction, members of the Committee are appointed, and may be removed, by ADPI’s board of directors (the “Board”). The Committee has the authority to approve the grant of Options to Eligible Directors (such Eligible Directors, “Participants”), approve the terms and conditions (not inconsistent with the Director Plan) of Options, adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Director Plan as it deems advisable, interpret the terms and provisions of the Director Plan and any rights granted and any agreements relating to the Director Plan, and take any other actions the Committee considers appropriate in connection with the Director Plan, all in a manner consistent with the other provisions of the Director Plan. All decisions made by the Committee pursuant to the Director Plan will be made in the Committee’s sole discretion and will be final and binding.

Shares Subject to Plan.    The maximum aggregate number of Shares with respect to which Options may be granted under the Director Plan is 185,000 Shares. Such maximum number of Shares and the number of Shares subject to each Option are subject to appropriate adjustment upon the occurrence of certain events, including stock dividends, stock splits, mergers, consolidations, reorganizations, recapitalizations, or other capital adjustments.

Eligibility.    Persons eligible to receive Options under the Director Plan (“Eligible Directors”) are directors of ADPI who are not employees of ADPI or any of its subsidiaries.

Option Agreement.    Each Option granted to a Participant under the Director Plan will be evidenced by a written agreement between ADPI and the Participant (the “Option Agreement”) containing terms and provisions, consistent with the Director Plan, recommended and approved from time to time by the Committee. The Option Agreement may contain terms and provisions that are more restrictive than those contained in the Director Plan and, as a result, should be carefully reviewed. The Option Agreement is an important legal document describing the rights and obligations of ADPI and the Participant and should be treated accordingly.

Exercise Price of Stock Options.    The price to be paid to purchase Shares upon the exercise of an Option shall be determined by the Committee but may not be less than the fair market value of the Shares at the time the Option is granted.

For purposes of the Director Plan, the fair market value of the Shares means, as of any given date, the (a) last reported sale price on the New York Stock Exchange on that date, or, if none, then on the most recent previous trading day, (b) last reported sale price on the NASDAQ National Market System on that date, or, if none, then on the most recent previous trading day, (c) mean between the high and low bid and ask prices, as reported by the National Association of Securities Dealers, Inc. on that date, or, if none, then on the most recent previous trading day, or (d) last reported sale price on any other stock exchange on which the Shares are listed on that date, or, if none, then on the most recent previous trading day, whichever is applicable; provided that if none of the foregoing is applicable, fair market value shall be determined by the Committee, in its sole discretion.

Exercise Periods and Vesting of Stock Options.    Options will be exercisable only with respect to the Shares which have become vested pursuant to the terms of the Option. Each Option will become vested with respect to Shares subject to that Option on such date or dates and on the basis of such other criteria, including without limitation the performance of ADPI, as the Committee may determine, in its discretion, and as shall be specified in the applicable Option Agreement.

Options granted pursuant to the Offer will be subject to two-year vesting schedules beginning on the date the Option is granted. Assuming that the date we cancel the Options accepted for exchange is January 2, 2003, which is the first business day following the scheduled Expiration Date of the Offer, and new Options are granted on July 3, 2003, your right to exercise a new Option granted to you under the Director Plan will vest as follows: (a) your right to purchase one-half of the Shares subject to the new Option will vest on July 3, 2004; and (b) your right to purchase the remaining one-half of the Shares subject to the new Option will vest on July 3, 2005.

Upon termination of the Participant’s status as an Eligible Director by reason of death or disability, all nonvested Options will terminate automatically, and all vested Options will remain exercisable for a maximum period of one year after such termination. Upon termination of the Participant’s status as an Eligible Director for any reason other than death or disability, all nonvested Options will terminate automatically, and all vested Options will remain exercisable for a maximum period of 90 days after such termination; provided that, if a Participant’s status as an Eligible Director is terminated for “cause” (as determined by the Committee, in its sole discretion), all unexercised Options held by such Participant will terminate immediately. Also, no unexercised right created under the Director Plan will be exercisable if, prior to such exercise, the Participant violates any noncompetition, confidentiality, conflict of interest or similar provision set forth in the applicable Option Agreement or otherwise engages in conduct adversely affecting ADPI or any subsidiary of ADPI, as determined by the Committee, in its sole discretion.

No Option may be exercised after the expiration of 10 years after the date the Option is granted.

Transferability of Stock Options.    Options are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order or as otherwise permitted by the Committee. Without limiting the generality of the foregoing, the Committee may, in the manner established by the Committee, provide for the irrevocable transfer, without payment of consideration, of any Option by a Participant to a member of such Participant’s family, to the trustee of any trust whose beneficiaries are members of the Participant’s family, or to any partnership whose only partners are members of the Participant’s family. In such case, the Option will be exercisable only by such transferee. A Participant’s “family” includes the Participant’s spouse, children, grandchildren, nieces, and nephews.

Exercise of Stock Options.    In order to exercise an Option, or any portion thereof, the Participant to whom the Option is granted (or his or her transferee or, if the Participant has died, his or her executor or administrator) must give written notice to ADPI stating the number of Shares being purchased. Subject to compliance by the Participant (or his or her transferee or executor or administrator) with all requirements of the Director Plan and the Option Agreement, and as soon as reasonably practicable after receipt of payment of the full price for such Shares

(including applicable withholding taxes), ADPI will issue the Shares to the Participant (or his or her transferee or executor or administrator). Payment of the full purchase price for the Shares must be made by certified or bank cashier’s check, unless another form of payment is approved by the Committee.

Shares purchased under the Director Plan will be purchased directly from ADPI, and no fees, commissions, or other charges will be payable by the Participant upon such purchase.

No Participant or other person, estate, or other entity shall have any of the rights of a stockholder in ADPI with respect to Shares subject to an Option until a certificate for the Shares has been delivered or a book or other appropriate entry indicating the issuance of such Shares has been made.

Resale Restrictions.    The Shares which may be purchased by Participants under the Director Plan have been registered under the 1933 Act pursuant to a registration statement filed by ADPI with the Securities and Exchange Commission. So long as a Participant is an “affiliate” of ADPI (i.e., a director, executive officer, significant stockholder of ADPI, or somebody who has, through any agreement or other means, the power to direct or cause the direction of the management and policies of ADPI), such Participant must limit the sale of his or her Shares (after their acquisition) in accordance with the volume and manner-of-sale provisions of Rule 144 promulgated under the 1933 Act. Rule 144 requires sales to be made through a broker or market maker and limits the number of Shares which may be sold during any three-month period to an amount not to exceed the greater of 1% of the total outstanding Shares or the average weekly trading volume in the Shares during the immediately preceding four calendar weeks. Additional requirements must also be satisfied before a sale will qualify under Rule 144. Once a Participant is no longer an affiliate, such Participant’s Shares may be sold (after their acquisition) without compliance with Rule 144.

In addition, affiliates subject to Section 16 of the 1934 Act should consider the impact of Section 16(b) of the 1934 Act (short-swing profit liability) on the sale of any Shares purchased under the Director Plan. Such sales would not be exempt from Section 16(b) and would be paired with any non-exempt purchases of common stock of ADPI by them within a period of less than six months in order to determine whether or not any short-swing profits were realized by such affiliate. Such profits, if realized, must be paid over by the affiliate to ADPI.

At the time an Option is granted, the Board may determine that the Shares subject to the Option will, upon issuance, be restricted as to transferability or be subject to repurchase by ADPI upon the occurrence of certain events, as determined by the Board in its discretion and specified in the Option Agreement.

Change in Control Provisions.    Unless otherwise provided in the applicable Option Agreement, in the event of a “Change in Control” (as defined below): (a) at ADPI’s option all Options theretofore granted and not fully vested will thereupon become vested and exercisable in full (to the extent not previously exercised) and will remain so exercisable in accordance with their terms; and (b) ADPI will have the option of terminating any unexercised Option or portion thereof within 30 days after the Change in Control by paying the holder of such an unexercised Option the difference between the fair market value of the Shares subject to the Option and the exercise price of the Option (less applicable withholding taxes). If the fair market value is less than the exercise price, then ADPI may, in its discretion, terminate the Option without any payment.

The Director Plan defines a Change in Control generally as occurring when a person or group (as defined in the 1934 Act but excluding ADPI and certain specified entities related to ADPI) acquires at least 50 percent of the voting power of the outstanding securities of ADPI; when, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board cease for any reason other than death to constitute a majority of the Board; upon the acquisition of ADPI by an outside entity through a transaction requiring stockholder approval; or upon stockholder approval of a liquidation or dissolution of ADPI.

Federal Tax Consequences.    In general, for federal income tax purposes under present law:

(a)    The grant of an Option, by itself, will not result in income to the Participant.

(b)    Except as provided in (e) below, the exercise of an Option (in whole or in part, according to its terms) will result in ordinary income to the Participant at that time in an amount equal to the excess (if any) of the fair market value of the Shares on the date of exercise over the exercise price.

(c)    Except as provided in (e) below, the Participant’s tax basis of the Shares acquired upon the exercise of an Option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such Shares, will be the fair market value of the Shares on the date of exercise.

(d)    No deduction will be allowable to ADPI upon the grant of an Option, but upon the exercise of an Option, a deduction will be allowable to ADPI at that time in an amount equal to the amount of ordinary income realized by the Participant exercising such Option, if ADPI satisfies appropriate federal withholding and/or reporting requirements.

(e)    With respect to the exercise of an Option and the payment of the exercise price by the delivery of Shares, to the extent that the number of Shares received does not exceed the number of Shares surrendered, no taxable income will be realized by the Participant at that time, the tax basis of the Shares received will be the same as the tax basis of the Shares surrendered, and the holding period of the Participant in the Shares received will include his or her holding period in the Shares surrendered. To the extent that the number of Shares received exceeds the number of Shares surrendered, ordinary income will be realized by the Participant at that time in the amount of the fair market value of such excess Shares, the tax basis of such Shares will be equal to the fair market value of such Shares at the time of exercise, and the holding period of the Participant in such Shares will begin on the date such Shares are transferred to the Participant.

The foregoing Discussion assumes that the exercise price of an Option will be equal to the fair market value of the Shares at the time the Option is granted.

The federal income tax consequences with respect to disposition of Shares purchased under the Director Plan may vary depending upon the Participant’s specific circumstances. In addition to federal income tax consequences, Participants should consider potential state and local tax consequences. Accordingly, each Participant is encouraged to consult his or her own tax advisor.

Amendment and Termination of Plan.    The Board may at any time terminate or amend the Director Plan in any respect, provided that no such action shall adversely affect any Participant’s rights with respect to outstanding Options then held by such Participant without such Participant’s consent. Unless sooner terminated as provided above, the Director Plan will terminate on, and no Option may be granted under the Director Plan on or after, February 17, 2007, but Options granted prior to such date may extend beyond that date.

Additional Information.    A copy of the Director Plan, as well as copies of any other document incorporated by reference in the 1933 Act registration statement registering the Shares issuable under the Director Plan, such as a prospectus describing ADPI’s initial public offering, are available upon written or oral request and without charge from ADPI. Any document incorporated by reference in the 1933 Act registration statement is also incorporated by reference in this document. All such documents, as well as additional information about the Director Plan and its administrators, may be obtained from ADPI at the following address and telephone number:

American Dental Partners, Inc.
Human Resources Department
201 Edgewater Drive, Suite 285
Wakefield, Massachusetts 01880-1249
(781) 224-0880

The Director Plan is not subject to the Employee Retirement Income Security Act of 1974, nor is it qualified under Section 401(a) of the Code.

Our statements in this Offer to Exchange concerning the Employee Plan, TARSOP, and the Director Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of, as applicable, the Employee Plan and the form of option agreement under the Employee Plan, the TARSOP and the form of option agreement under the TARSOP, or the Director Plan and the form of option agreement under the Director Plan. Please contact us at 201 Edgewater Drive, Suite 285, Wakefiled, Massachusetts 01880, Attn: Breht T. Feigh, Vice President and Chief Financial Officer (telephone: (781) 224-0880), to receive a copy of the Employee Plan, the TARSOP, the Director Plan, and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

9.	INFORMATION CONCERNING AMERICAN DENTAL PARTNERS, INC..

American Dental Partners, Inc. is a leading provider of business services to multi-disciplinary dental groups in selected markets throughout the United States. ADPI was formed in December 1995, commenced operations in January 1996, and began providing business services to dental groups in November 1996, concurrent with the completion of ADPI’s first dental group affiliation. ADPI’s rapid growth has resulted primarily from its affiliations with dental groups. From November 1996 to September 30, 2002, ADPI completed 48 affiliation transactions, comprised of 22 dental groups which have 169 dental facilities with 1,458 operatories located in 16 states.

In May and June of 2002, ADPI acquired the outstanding stock of a dental laboratory and selected assets of a second dental laboratory, respectively. ADPI believes the dental lab business provides attractive long term growth prospects and is complimentary to ADPI’s core business. The two dental laboratories will be combined and operated as a wholly owned subsidiary of ADPI, providing services to ADPI’s affiliated dental groups and unaffiliated dentists.

When affiliating with a dental group, ADPI acquires selected assets and enters into a long-term service agreement with the affiliated dental group or professional corporation (“PC”). Under ADPI’s service agreements, ADPI is responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. The PC is responsible for the provision of dental care. Each of ADPI’s service agreements is for an initial term of 40 years.

ADPI is currently in discussions with a number of dentists and owners of dental groups about possible affiliations with ADPI. While ADPI continues to evaluate new affiliation opportunities, ADPI intends to focus primarily on internal operations during the remainder of 2002. Accordingly, there can be no assurance that ADPI will consummate any additional affiliations.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of the date of this Offer to Exchange, our directors and executive officers as a group beneficially owned options outstanding under the Employee Plan, TARSOP, and Director Plan, collectively, to purchase a total of 1,104,191 Shares which represented approximately 76.3% of the Shares subject to all options outstanding under the Employee Plan, TARSOP, and Directors Plan, collectively, as of that date. As of the date of this Offer to Exchange, our directors and executive officers as a group beneficially owned options outstanding under the Employee Plan, TARSOP, and Director Plan to purchase a total of 244,025 Shares at an exercise price of $13.00 per Share or more, which represented approximately 85% of the 287,649 Shares subject to all options with an exercise price of $13.00 per Share or more outstanding under the Employee Plan, TARSOP, and Director Plan, collectively, as of that date. The number of Shares which may be purchased at an exercise price of $13.00 per Share or more pursuant to options held by each of our directors and executive officers under the Director Plan, TARSOP, and Employee Plan is set forth on Schedule B attached hereto.

During the past 60 days, there have been no transactions in Shares or in options to purchase Shares effected by ADPI or, to our knowledge, by any executive officer, director, affiliate, or subsidiary of ADPI.

11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Options we acquire pursuant to the Offer will be canceled and the Shares subject to those options will be returned to the pool of Shares available for grants of new options under the Employee Plan, TARSOP, and Director Plan, as applicable, and for issuance upon the exercise of such new options. To the extent such Shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the Shares will be available for future awards to eligible Employee Plan, TARSOP, and Director Plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which the Shares are then quoted or listed.

We believe that ADPI will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

•	we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

•	the exercise price of all new options will equal the market value of the Shares on the date we grant the new options.

We may incur compensation expense, however, if we grant any options having an exercise price less than $13.00 to any tendering option holder before the scheduled new option grant date. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of Shares subject to the newly granted options is equal to or less than the number of the option holder’s tendered option Shares. In this event, we would be required to record as compensation expense the amount by which the market value of the Shares subject to the newly granted options exceeds the exercise price of those Shares. This compensation expense would accrue as a charge to ADPI ‘s earnings over the two-year vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the Shares subject to the newly granted options.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

13.	MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Code, its legislative history, Treasury Regulations thereunder, and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We believe that the exchange of tendered options for new options will be treated as a non-taxable exchange. Therefore, the option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange.

We also believe that the grant of options is not recognized as taxable income. Therefore, at the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes.

If an option holder tenders incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the extent they qualify. For options to qualify as incentive stock options, the value of Shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non- incentive stock option. If the exercise price of the new options is equal to or less than the exercise price of the options tendered, the new options should qualify as incentive stock options to the extent that the options tendered qualified as incentive stock options before being tendered. If an option holder’s new options have a higher exercise price than some or all of such option holder’s current options, or if additional incentive stock options are granted after an option holder tenders options for exchange but before the new options are granted, a portion of the new options may exceed the limits for incentive stock options.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including without limitation by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., eastern standard time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Any company-wide announcement most likely would be made by e-mail.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the Offer for a period of 10 business days after the date of such publication:

(a)	(1) we increase or decrease the amount of consideration offered for the options;

(2)	we decrease the number of options eligible to be tendered in the Offer; or

(3)
we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the Shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

(b)
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that notice of such increase or decrease is first published, sent, or given in the manner specified in this Section 14.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of options pursuant to this Offer to Exchange.

16.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

1.
Our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 27, 2002, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2002 annual meeting of shareholders, filed with the SEC on April 3, 2002;

2.	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 13, 2002; and

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 13, 2002; and

4.	Our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2002, filed with the SEC on November 13, 2002.

The SEC file number for these filings is 0-23363. These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

The Shares are quoted on the Nasdaq National Market under the symbol “ADPI,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

American Dental Partners, Inc.
Attention: Investor Relations
201 Edgewater Drive, Suite 285
Wakefield, Massachusetts 01880

or by telephoning us at (718) 224-0880 between the hours of 9:00 a.m. and 4:00 p.m., Wakefield, Massachusetts local time.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about ADPI should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

Statements contained in this Offer to Exchange and our SEC reports referred to above (or any other reports or documents prepared by ADPI or made by management of ADPI) may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, identify forward-looking statements. Forward-looking statements speak only as of the date the statement was made. Such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied. Certain factors that might cause such a difference include, among others, ADPI’s risks associated with overall or regional economic conditions, its affiliated dental groups’ contracts with third party payors and the impact of any terminations or potential terminations of such contracts, the cost of and access to capital, fluctuations in labor markets, ADPI’s acquisition and affiliation strategy, management of rapid growth, dependence upon affiliated dental groups, dependence upon service agreements and government regulation of the dental industry. Additional risks, uncertainties and other factors are set forth in the “Risk Factors” section of ADPI’s Registration Statement on Form S-4 (File No. 333-56941).

For further information about these and other risks, uncertainties, and factors, please review the disclosure included under the captions “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2001, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002. Except as otherwise required by federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason after the date of this Offer to Exchange.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

American Dental Partners, Inc.	December 2, 2002

SCHEDULE A

Directors and Executive Officers of American Dental Partners, Inc.

The directors and executive officers of American Dental Partners, Inc. and their positions and offices as of the date of this Offer to Exchange, are set forth in the following table:

Name	Position and Offices Held
Gregory A. Serrao	Chairman of the Board, President, and Chief Executive Officer, Director
Frank J. D’Allaird	Senior Vice President, Regional Operations
Joseph V. Errante	Senior Vice President, Business Development
Paul F. Gill	Senior Vice President, Regional Operations
Michael J. Vaughan	Senior Vice President, Chief Operating Officer
Breht T. Feigh	Vice President, Chief Financial Officer and Treasurer
Ian H. Brock	Vice President, Finance
Karen M. Choi	Vice President, Human Resources
Roger A. Horton	Vice President, Chief Technology Officer
Jesley C. Ruff	Vice President, Chief Professional Officer
Peter G. Swenson	Vice President, Market Development
Robert E. Hunter	Director
James T. Kelly	Director
Martin J. Mannion	Director
Derril W. Reeves	Director
Gregory T. Swenson	Director

SCHEDULE B

Subject Securities Held by Directors and Executive Officers of American Dental Partners, Inc.

The directors and executive officers of American Dental Partners, Inc. are the beneficial owners of options to purchase the number of Shares set forth below, for an exercise price of $13.00 per Share or more, pursuant to options granted under the Employee Plan, TARSOP, or Director Plan, as indicated (% indicated director’s or executive officer’s percentage of Shares subject to all options with an exercise price of $13.00 per Share or more outstanding under the Employee Plan, TARSOP, and Director Plan, collectively, as of the date of this Offer to Exchange):

Gregory A. Serrao	10,410 Shares (TARSOP)	3.6%
Gregory A. Serrao	181,590 Shares (Employee Plan)	63.1%
Frank J. D’Allaird	0 Shares	0.0%
Joseph V. Errante	1,000 Shares (Employee Plan)	0.3%
Paul F. Gill	0 Shares	0.0%
Michael J. Vaughan	0 Shares	0.0%
Breht T. Feigh	9,433 Shares (Employee Plan)	3.3%
Ian H. Brock	10,100 Shares (Employee Plan)	3.5%
Karen Choi	0 Shares	0.0%
Roger A. Horton	3,692 Shares (Employee Plan)	1.3%
Jesley C. Ruff	0 Shares	0.0%
Peter G. Swenson	5,000 Shares (Employee Plan)	1.7%
Robert E. Hunter	0 Shares	0.0%
James T. Kelly	5,500 Shares (Director Plan)	1.9%
Martin J. Mannion	0 Shares	0.0%
Derril W. Reeves	5,500 Shares (Director Plan)	1.9%
Gregory T. Swenson	11,800 Shares (Employee Plan)	4.1%

	TOTAL	84.7%